Exhibit 99.1

PRESS RELEASE	Corporate Headquarters
11150 Santa Monica Boulevard
Suite 1600
Los Angeles, CA 90025
www.cbre.com

FOR IMMEDIATE RELEASE

For further information:

Gil Borok	Nick Kormeluk	Steve Iaco
Chief Financial Officer	Investor Relations	Corporate Communications
310.405.8909	949.809.4308	212.984.6535

CB RICHARD ELLIS GROUP, INC. REPORTS STRONG EARNINGS GROWTH ON 24% REVENUE INCREASE FOR THE THIRD QUARTER OF 2010

EARNINGS PER SHARE RISE 150% FROM THIRD-QUARTER 2009 TO $0.20

Los Angeles, CA – October 26, 2010 – CB Richard Ellis Group, Inc. (NYSE:CBG) today reported strong earnings and revenue growth for the third quarter ended September 30, 2010.

•                  Net income on a U.S. GAAP basis improved 361% to $57.0 million, or $0.18 per diluted share, for the third quarter, compared with $12.4 million, or $0.04 per diluted share, for the third quarter of 2009.

•                  Excluding selected charges(1), net income(2) would have totaled $62.4 million, or $0.20 per diluted share, for the current-year quarter, compared with net income of $21.6 million, or $0.08 per diluted share, in the third quarter of 2009.

•                  Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)(3) rose 73% to $169.9 million for the third quarter of 2010 from $98.1 million a year earlier.  Excluding selected charges, EBITDA(3) rose 60% to $175.5 million in the current period from $109.9 million in the third quarter of 2009.

•                  Revenue for the quarter totaled $1.3 billion, an increase of 24% from $1.0 billion in the third quarter of 2009.  This represents the strongest year-over-year quarterly revenue growth since the fourth quarter of 2007.

“Our global platform, service line depth, industry-leading brand and financial stability are driving our strong performance in this improved market environment,” said Brett White, chief executive officer of CB Richard Ellis. “This is evident in our third quarter financial results, where we demonstrated solid revenue growth across all our business segments as well as strong operating leverage. Business momentum remains positive heading into year-end, notwithstanding sluggish global economic activity.”

Revenue rose by double digits in each of the Company’s primary geographies. The Americas — CB Richard Ellis’ largest business segment – saw revenue rise by 26% in the current-year quarter, led by the continued rebound of property sales and leasing activity across the region. Overall, Americas property sales and leasing revenue increased 69% and 36%, respectively, in the third quarter of 2010.

Globally, property sales revenue jumped 63% in the third quarter of 2010 from the depressed levels of 2009’s third quarter.  This reflects a slow return of liquidity to the investment market, which has helped drive demand for commercial real estate, as well as CB Richard Ellis’ improving market share in key markets globally. For example, the Company’s share of U.S. investment sales activity rose to 17.9% in the third quarter of 2010, according to Real Capital Analytics, a more than 400 basis-point increase from the same quarter last year.  In the United Kingdom,  the Company’s share of overall investment activity for the third quarter of 2010 increased more than 500 basis points from a year ago to 21.7%, according to Property Data.

In a major transaction that illustrates the Company’s market position, following the close of the third quarter, CB Richard Ellis represented the State of California in the $2.3 billion sale-leaseback of an 11 office building portfolio.  The transaction, the largest portfolio sale in the U.S. since 2008, is expected to close prior to year end.

Global leasing revenue also grew strongly at 27% in the third quarter of 2010, while property and facilities management rose by 7%, with notable growth in Asia Pacific and EMEA.

CB Richard Ellis sustained strong momentum in capturing new outsourcing business. The Company signed a record 19 long-term real estate outsourcing contracts with new clients during the third quarter. The Company’s focus on further market penetration in the government and health care sectors resulted in new service contracts with the U.S. General Services Administration, Canadian Department of Public Works & Government Services and Northwestern Memorial Hospital, among others.  Other new names added to the Company’s outsourcing client roster included Air Liquide, Akzo Nobel, Capital One, Dupont, Green River Capital, Sainsbury’s Supermarkets and United Technologies Corporation. In all, the Company completed 33 outsourcing contracts (new business, expansions and renewals) during the third quarter.

In early October, CB Richard Ellis completed the sale of $350 million of senior unsecured bonds, which mature in 2020, at a 6.625% fixed interest rate, and entered into discussions with its lenders to raise $650 million of new secured term loans and establish a new $700 million revolving credit facility. The Company has already used the net proceeds of the bond sale to pay down some of its existing term debt.  In addition, it plans to use approximately $500 million of cash on hand and the $650 million of new secured term loans to retire the remainder of its existing term-loan debt. The new credit facility, which the Company anticipates will be on better terms than its existing facilities in terms of pricing and other features, is expected to be finalized in November.

“Our refinancing plan takes advantage of our improved financial performance and the low interest-rate environment to further strengthen our balance sheet and provide us greater flexibility as the market recovery unfolds,” said Mr. White.

Third-Quarter 2010 Segment Results

Americas Region

Revenue for the Americas region, including the U.S., Canada and Latin America, rose 26% to $812.3 million for the third quarter of 2010, compared with $646.2 million for the third quarter of 2009.  Operating income for the Americas region nearly doubled during the current quarter to $94.7 million from $47.7 million for the third quarter of 2009.  EBITDA for this region totaled $110.5 million for the third quarter of 2010, up 73% from $63.7 million in last year’s third quarter. The region saw meaningful improvement across all business lines during the quarter, and the significant profitability increase reflected a shift in revenue mix toward higher-margin transaction activity, while expense growth was contained.

EMEA Region

Revenue for the EMEA region, which mainly consists of operations in Europe, rose 12% to $215.8 million for the third quarter of 2010 from $192.3 million for the third quarter of 2009.  The EMEA region reported operating income of $14.3 million for the current-year third quarter, up from $11.7 million for the same period in 2009.  EBITDA totaled $17.8 million for the third quarter of 2010, more than 20% higher than the $14.7 million achieved in last year’s third quarter.  These improved results reflect better business performance in several countries, particularly France, Russia and the United Kingdom.

Asia Pacific Region

In the Asia Pacific region, which includes operations in Asia, Australia and New Zealand, revenue rose 27% to $167.4 million for the third quarter of 2010 from $131.6 million for the third quarter of 2009.  Operating income for the region rose 28% to $13.6 million for the third quarter of 2010, compared with $10.6 million for the same period of 2009.  EBITDA increased by 20% to $15.6 million for the third quarter of 2010 compared with $13.0 million for last year’s third quarter.  These improved results reflect better revenue performance in several countries, particularly Australia, India, Japan and Singapore, partially as a result of increased reimbursements, which had minimal bottom line impact.

Global Investment Management Business

Global Investment Management, which includes investment management operations in the U.S., Europe and Asia, saw revenue rise 51% to $49.5 million for the third quarter of 2010 from $32.9 million in the third quarter of 2009.  Operating income nearly doubled to $11.6 million for the current-year quarter compared with $6.1 million in the same period of 2009.  Third-quarter 2010 EBITDA also increased significantly to $16.7 million from $4.6 million in the prior-year third quarter.  The current-year revenue, operating income and EBITDA improvements were partly attributable to the consolidation of several properties for financial reporting purposes due to a change in accounting regulations effective January 1, 2010. This accounting change had no bottom line impact.  Also contributing to the positive results were higher acquisition and asset management fees in the current-year quarter, partially offset by greater reversals of net carried interest incentive compensation expense accruals in the prior-year third quarter.

Assets under management totaled $35.7 billion at the end of the third quarter, up 3% and 6%, respectively, from year-end 2009 and the second quarter of 2010.

Development Services

The Development Services segment, which consists of real estate development and investment activities primarily in the U.S., saw revenue increase to $21.3 million for the third quarter of 2010, compared with $20.2 million for the third quarter of 2009.  The operating loss narrowed to $3.7 million for the current-year third quarter, compared with $19.1 million for the same period in 2009.  Third-quarter 2010 EBITDA totaled $9.4 million, up from $2.1 million in the prior-year third quarter.  The operating loss for the third quarter of 2009 included a gross, non-cash write-down of real estate assets of $17.2 million, but not the offsetting portion attributable to non-controlling interests of $15.7 million.  EBITDA included both items. Higher EBITDA in the current-year period was primarily driven by improved equity earnings as well as gains on property sales classified as “discontinued operations,” which are included in the calculation of EBITDA, but not in operating income/loss.

As of September 30, 2010, development projects in process totaled $4.9 billion and the inventory of pipeline deals as of September 30, 2010 was $1.1 billion.  These totals are up from $4.4 billion and $0.8 billion, respectively, at June 30, 2010 and $4.7 billion and $0.9 billion, respectively, at year-end 2009.

Nine-Month Results

For the nine months ended September 30, 2010, the Company reported net income on a U.S. GAAP basis of $105.2 million, or $0.33 per diluted share, a turnaround from a net loss of $30.9 million, or $0.11 loss per diluted share, in the same period of 2009. Excluding selected charges, net income would have totaled $124.5 million, or $0.39 per diluted share, for the nine-month period of 2010, a significant improvement from $23.8 million, or $0.09 per diluted share, in the year-earlier period.  Revenue for the nine months increased 21% to $3.5 billion.  EBITDA for the nine months nearly doubled to $406.5 million, compared with $205.0 million for the same period last year.  Excluding selected charges, EBITDA would have totaled $428.2 million in the current year-to-date period, up 68% from $254.9 million for the same period last year.

Full-Year Outlook

In light of year-to-date performance and visibility through year-end, the Company now expects Earnings Per Share, as adjusted, for full-year 2010 to approximate a range of $0.65 to $0.70. This expectation is indicative of Management’s belief that the commercial real estate cycle has turned to the positive, notwithstanding sluggish general economic growth.

Conference Call Details

The Company’s third-quarter earnings conference call will be held on Wednesday, October 27, 2010 at 10:30 a.m. Eastern Time.  A live webcast will be accessible through the Investor Relations section of the Company’s Web site at www.cbre.com/investorrelations.

The direct dial-in number for the conference call is 800-288-8960 for U.S. callers and 612-326-0027 for international callers.  A replay of the call will be available starting at 2:00 p.m. Eastern Time on October 27, 2010, and ending at midnight Eastern Time on November 3, 2010. The dial-in number for the replay is 800-475-6701 for U.S. callers and 320-365-3844 for international callers.  The access code for the replay is 175325.  A transcript of the call will be available on the Company’s Investor Relations Web site at www.cbre.com/investorrelations.

About CB Richard Ellis

CB Richard Ellis Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2009 revenue).  The Company has approximately 29,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through more than 300 offices (excluding affiliates) worldwide. CB Richard Ellis offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. Please visit our Web site at www.cbre.com.

Note:  This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our future growth momentum, operations and financial performance.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.  Factors that could cause results to differ materially include, but are not limited to: general conditions of financial liquidity for real estate transactions; a return to the economic slow-down or recession we experienced in our principal operating regions in 2008 and 2009; our ability to amend and restate our existing credit facilities as currently contemplated; our leverage and our ability to perform under our credit facilities; commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; interest rates; realization of values in investment funds to offset related incentive compensation expense; our ability to leverage our platform to grow revenues and capture market share; our ability to retain and incentivize producers; the integration of our acquisitions and the level of synergy savings achieved as a result; our ability to maintain or enhance our operating leverage; a decline in asset values in, or a reduction in earnings or cash flow from, our investment programs, as well as related litigation, liabilities and reputational harm; and our ability to comply with laws and regulations related to our international operations, including the anti-corruption laws of the U.S. and other countries.

Additional information concerning factors that may influence the Company’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2009 and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  Such filings are available publicly and may be obtained on the Company’s Web site at www.cbre.com or upon request from the CB Richard Ellis Investor Relations Department at investorrelations@cbre.com.

(1)Selected charges include amortization expense related to customer relationships resulting from acquisitions, integration costs related to acquisitions, cost-containment expenses, the write-down of impaired assets and the write-off of financing costs.

(2)A reconciliation of net income (loss) attributable to CB Richard Ellis Group, Inc. to net income attributable to CB Richard Ellis Group, Inc., as adjusted for selected charges, is provided in the section of this press release entitled “Non-GAAP Financial Measures.”

(3)The Company’s management believes that EBITDA is useful in evaluating its operating performance compared to that of other companies in its industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance.  As a result, the Company’s management uses EBITDA as a measure to evaluate the operating performance of various business segments and for other discretionary purposes, including as a significant component when measuring its operating performance under its employee incentive programs. Additionally, management believes EBITDA is useful to investors to assist them in getting a more accurate picture of the Company’s results from operations.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles (GAAP), and when analyzing the Company’s operating performance, readers should use EBITDA in addition to, and not as an alternative for, net income determined in accordance with GAAP.  Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies.  Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.  The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in the Company’s debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and the Company’s ability to engage in certain activities, such as incurring additional debt and making certain restricted payments. Amounts shown for EBITDA, as adjusted, remove the impact of certain cash and non-cash charges related to acquisitions, cost containment and asset impairments.

For a reconciliation of EBITDA and EBITDA, as adjusted to net income (loss) attributable to CB Richard Ellis Group, Inc., the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

CB RICHARD ELLIS GROUP, INC.

OPERATING RESULTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

(Dollars in thousands, except share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue	$1,266,218	$1,023,205	$3,464,020	$2,869,321

Costs and expenses:
Cost of services	735,393	606,470	2,029,301	1,726,720
Operating, administrative and other	374,815	338,062	1,085,554	972,892
Depreciation and amortization	25,605	24,445	79,516	74,003
Total costs and expenses	1,135,813	968,977	3,194,371	2,773,615

Gain on disposition of real estate	174	2,766	3,797	5,691
Operating income	130,579	56,994	273,446	101,397
Equity income (loss) from unconsolidated subsidiaries	3,682	(6,312)	11,333	(18,252)
Interest income	1,463	1,248	6,374	4,790
Interest expense	49,755	54,075	149,822	136,291
Write-off of financing costs	—	—	—	29,255
Income (loss) from continuing operations before provision for income taxes	85,969	(2,145)	141,331	(77,611)
Provision for income taxes	38,075	8,498	72,078	1,157
Income (loss) from continuing operations	47,894	(10,643)	69,253	(78,768)
Income from discontinued operations, net of income taxes	7,821	—	14,961	—
Net income (loss)	55,715	(10,643)	84,214	(78,768)
Less: Net loss attributable to non-controlling interests	(1,323)	(23,020)	(20,987)	(47,819)
Net income (loss) attributable to CB Richard Ellis Group, Inc.	$57,038	$12,377	$105,201	$(30,949)

Basic income (loss) per share attributable to CB Richard Ellis Group, Inc. shareholders
Income (loss) from continuing operations attributable to CB Richard Ellis Group, Inc.	$0.17	$0.04	$0.31	$(0.11)
Income from discontinued operations, net of income taxes, attributable to CB Richard Ellis Group, Inc.	0.01	—	0.03	—
Net income (loss) attributable to CB Richard Ellis Group, Inc.	$0.18	$0.04	$0.34	$(0.11)

Weighted average shares outstanding for basic income (loss) per share	313,791,661	282,732,848	313,197,421	270,214,427

Diluted income (loss) per share attributable to CB Richard Ellis Group, Inc. shareholders
Income (loss) from continuing operations attributable to CB Richard Ellis Group, Inc.	$0.17	$0.04	$0.30	$(0.11)
Income from discontinued operations, net of income taxes, attributable to CB Richard Ellis Group, Inc.	0.01	—	0.03	—
Net income (loss) attributable to CB Richard Ellis Group, Inc.	$0.18	$0.04	$0.33	$(0.11)

Weighted average shares outstanding for diluted income (loss) per share	319,353,359	285,923,601	318,278,968	270,214,427

EBITDA (1)	$169,913	$98,147	$406,507	$204,967

(1) Includes EBITDA related to discontinued operations of $2.4 million and $15.3 million for the three and nine months ended September 30, 2010, respectively.

CB RICHARD ELLIS GROUP, INC.

SEGMENT RESULTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Americas
Revenue	$812,287	$646,249	$2,180,153	$1,824,855
Costs and expenses:
Cost of services	502,404	409,125	1,361,628	1,177,619
Operating, administrative and other	201,240	175,356	562,156	507,597
Depreciation and amortization	13,943	14,032	43,630	42,523
Operating income	$94,700	$47,736	$212,739	$97,116
EBITDA	$110,487	$63,744	$262,322	$144,987

EMEA
Revenue	$215,768	$192,276	$629,306	$531,032
Costs and expenses:
Cost of services	129,817	117,233	381,400	336,595
Operating, administrative and other	69,339	60,585	207,135	177,485
Depreciation and amortization	2,289	2,806	7,063	7,967
Operating income	$14,323	$11,652	$33,708	$8,985
EBITDA	$17,786	$14,725	$41,776	$17,536

Asia Pacific
Revenue	$167,357	$131,586	$460,467	$347,332
Costs and expenses:
Cost of services	103,172	80,112	286,273	212,506
Operating, administrative and other	48,646	38,694	137,571	106,212
Depreciation and amortization	1,943	2,155	6,062	6,411
Operating income	$13,596	$10,625	$30,561	$22,203
EBITDA	$15,554	$12,971	$36,589	$27,130

Global Investment Management
Revenue	$49,518	$32,872	$135,821	$102,774
Costs and expenses:
Operating, administrative and other	34,260	25,491	115,129	81,782
Depreciation and amortization	3,632	1,257	10,102	3,646
Operating income	$11,626	$6,124	$10,590	$17,346
EBITDA	$16,680	$4,642	$22,516	$6,397

Development Services
Revenue	$21,288	$20,222	$58,273	$63,328
Costs and expenses:
Operating, administrative and other	21,330	37,936	63,563	99,816
Depreciation and amortization	3,798	4,195	12,659	13,456
Gain on disposition of real estate	174	2,766	3,797	5,691
Operating loss	$(3,666)	$(19,143)	$(14,152)	$(44,253)
EBITDA (1)	$9,406	$2,065	$43,304	$8,917

(1) Includes EBITDA related to discontinued operations of $2.4 million and $15.3 million for the three and nine months ended September 30, 2010, respectively.

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income attributable to CB Richard Ellis Group, Inc., as adjusted for selected charges

(ii)                                  Diluted income per share attributable to CB Richard Ellis Group, Inc, as adjusted for selected charges

(iii)                               EBITDA and EBITDA, as adjusted for selected charges

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of selected charges in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of selected charges that may obscure trends in the underlying performance of its business.

Net income attributable to CB Richard Ellis Group, Inc., as adjusted for selected charges and diluted net income per share attributable to CB Richard Ellis Group, Inc. shareholders, as adjusted for selected charges are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net income (loss) attributable to CB Richard Ellis Group, Inc.	$57,038	$12,377	$105,201	$(30,949)
Cost containment expenses, net of tax	1,412	4,245	7,504	19,716
Write-down of impaired assets, net of tax	1,493	2,556	4,297	8,617
Amortization expense related to customer relationships acquired, net of tax	1,871	1,853	5,603	5,532
Integration costs related to acquisitions, net of tax	614	565	1,854	2,727
Write-off of financing costs, net of tax	—	44	—	18,197
Net income attributable to CB Richard Ellis Group, Inc., as adjusted	$62,428	$21,640	$124,459	$23,840

Diluted income per share attributable to CB Richard Ellis Group, Inc. shareholders, as adjusted	$0.20	$0.08	$0.39	$0.09

Weighted average shares outstanding for diluted income per share	319,353,359	285,923,601	318,278,968	272,649,352

EBITDA and EBITDA, as adjusted for selected charges are calculated as follows (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net income (loss) attributable to CB Richard Ellis Group, Inc.	$57,038	$12,377	$105,201	$(30,949)
Add:
Depreciation and amortization(1)	25,638	24,445	79,717	74,003
Interest expense(2)	50,127	54,075	150,909	136,291
Write-off of financing costs	—	—	—	29,255
Provision for income taxes(3)	38,573	8,498	77,055	1,157
Less:
Interest income	1,463	1,248	6,375	4,790

EBITDA(4)	$169,913	$98,147	$406,507	$204,967

Adjustments
Cost containment expenses	2,234	6,765	11,911	31,698
Write-down of impaired assets	2,428	4,085	6,881	13,854
Integration costs related to acquisitions	973	900	2,943	4,385

EBITDA, as adjusted (4)	$175,548	$109,897	$428,242	$254,904

(1)         Includes depreciation and amortization related to discontinued operations of $0.03 million and $0.2 million for the three and nine months ended September 30, 2010, respectively.

(2)         Includes interest expense related to discontinued operations of $0.4 million and $1.1 million for the three and nine months ended September 30, 2010, respectively.

(3)         Includes provision for income taxes related to discontinued operations of $0.5 million and $5.0 million for the three and nine months ended September 30, 2010, respectively.

(4)         Includes EBITDA related to discontinued operations of $2.4 million and $15.3 million for the three and nine months ended September 30, 2010, respectively.

EBITDA for segments is calculated as follows (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Americas
Net income (loss) attributable to CB Richard Ellis Group, Inc.	$41,500	$11,013	$79,084	$(19,746)
Add:
Depreciation and amortization	13,943	14,032	43,630	42,523
Interest expense	36,724	45,242	115,410	112,249
Write-off of financing costs	—	—	—	29,255
Royalty and management service income	(4,909)	(5,575)	(14,401)	(10,280)
Provision for (benefit of) income taxes	24,277	(27)	41,708	(6,117)
Less:
Interest income	1,048	941	3,109	2,897
EBITDA	$110,487	$63,744	$262,322	$144,987

EMEA
Net income (loss) attributable to CB Richard Ellis Group, Inc.	$5,445	575	$11,695	$(853)
Add:
Depreciation and amortization	2,289	2,806	7,063	7,967
Interest expense	64	237	189	720
Royalty and management service expense	2,767	3,964	8,308	6,576
Provision for income taxes	7,500	7,188	15,484	3,500
Less:
Interest income	279	45	963	374
EBITDA	$17,786	$14,725	$41,776	$17,536

Asia Pacific
Net income attributable to CB Richard Ellis Group, Inc.	$2,726	$5,047	$9,376	$3,512
Add:
Depreciation and amortization	1,943	2,155	6,062	6,411
Interest expense	547	912	1,717	2,305
Royalty and management service expense	1,949	1,388	5,487	3,065
Provision for income taxes	8,488	3,646	15,976	12,265
Less:
Interest income	99	177	2,029	428
EBITDA	$15,554	$12,971	$36,589	$27,130

Global Investment Management
Net income (loss) attributable to CB Richard Ellis Group, Inc.	$4,835	$993	$(4,752)	$(18)
Add:
Depreciation and amortization	3,632	1,257	10,102	3,646
Interest expense	8,049	1,458	18,527	3,047
Royalty and management service expense	193	223	606	639
Benefit of income taxes	(4)	750	(1,774)	(426)
Less:
Interest income	25	39	193	491
EBITDA	$16,680	$4,642	$22,516	$6,397

Development Services
Net income (loss) attributable to CB Richard Ellis Group, Inc.	$2,532	$(5,251)	$9,798	$(13,844)
Add:
Depreciation and amortization(1)	3,831	4,195	12,860	13,456
Interest expense(2)	4,743	6,226	15,066	17,970
(Benefit of) provision for income taxes(3)	(1,688)	(3,059)	5,661	(8,065)
Less:
Interest income	12	46	81	600
EBITDA(4)	$9,406	$2,065	$43,304	$8,917

(1)         Includes depreciation and amortization related to discontinued operations of $0.03 million and $0.2 million for the three and nine months ended September 30, 2010, respectively.

(2)         Includes interest expense related to discontinued operations of $0.4 million and $1.1 million for the three and nine months ended September 30, 2010, respectively.

(3)         Includes provision for income taxes related to discontinued operations of $0.5 million and $5.0 million for the three and nine months ended September 30, 2010, respectively.

(4)         Includes EBITDA related to discontinued operations of $2.4 million and $15.3 million for the three and nine months ended September 30, 2010, respectively.

CB RICHARD ELLIS GROUP, INC.

 CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	September 30,	December 31,
	2010	2009
Assets:
Cash and cash equivalents	$768,675	$741,557
Restricted cash	51,497	46,797
Receivables, net	818,030	775,929
Warehouse receivables (1)	264,819	315,033
Real estate assets (2)	838,885	693,442
Goodwill and other intangibles, net	1,648,591	1,629,276
Investments in and advances to unconsolidated subsidiaries	132,388	135,596
Other assets, net	552,178	701,776
Total assets	$5,075,063	$5,039,406
Liabilities:
Current liabilities, excluding debt	$1,002,243	$989,491
Warehouse lines of credit (1)	260,112	312,872
Revolving credit facility	17,893	21,050
Senior secured term loans	1,468,730	1,683,610
Senior subordinated notes, net	437,373	436,502
Other debt (3)	2,208	6,541
Notes payable on real estate (4)	679,624	551,277
Other long-term liabilities	249,916	253,768
Total liabilities	4,118,099	4,255,111

CB Richard Ellis Group, Inc. stockholders’ equity	773,397	629,122
Non-controlling interests	183,567	155,173
Total equity	956,964	784,295

Total liabilities and equity	$5,075,063	$5,039,406

(1)         Represents loan receivables, substantially all of which are offset by the related non-recourse warehouse line of credit facility.

(2)         Includes real estate and other assets held for sale, real estate under development and real estate held for investment.

(3)         Includes a non-recourse revolving credit line balance of $2.0 million and $5.5 million in Development Services as of September 30, 2010 and December 31, 2009, respectively.

(4)         Represents notes payable on real estate of which $3.5 million are recourse to the Company as of September 30, 2010 and December 31, 2009.